UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 15, 2012

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2012, iCAD, Inc. (the “Company”) filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Amendment”), effective at 4:15p.m. EST on August 15, 2012. The Amendment effected a 1 for 5 reverse stock split (the “Reverse Split”) of the Company’s common stock (“Common Stock”) such that holders of Common Stock held a total of 10,807,647 shares of common stock following the Reverse Split. The Amendment is annexed hereto as Exhibit 3.1 and is incorporated herein by reference.

As a result of the Reverse Split, each five shares of the Company’s Common Stock owned by a stockholder were automatically combined into one new share of Common Stock, with any fractional shares that would otherwise be issuable as a result of the Reverse Split being paid in cash. The Amendment did not change the number of shares of Common Stock the Company is authorized to issue or the par value per share of Common Stock. Stockholders of a majority of the Company’s outstanding Common Stock approved at the Company’s 2012 annual meeting on May 22, 2012 proposals authorizing the Board of Directors, in its discretion, to implement the Reverse Split and file the Amendment.

Trading of the Company’s Common Stock on the Nasdaq Global Market (“Nasdaq”) will continue, on a Reverse Split-adjusted basis, when trading begins on August 16, 2012. The new CUSIP number for the Company’s Common Stock following the Reverse Split is 44934S 206.

Stockholders holding Common Stock certificates will receive a letter of transmittal from the Company’s transfer agent, Continental Stock Transfer & Trust Company, or from their broker with specific instructions regarding the exchange of stock certificates.

The primary objective of the Reverse Split is to regain compliance with the $1.00 minimum bid price requirement of the Nasdaq.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

3.1    Amendment to the Amended and Restated Certificate of Incorporation.

Exhibit No.	Description of Exhibit

3.1	Amendment to the Amended and Restated Certificate of Incorporation.

99.1	Press Release of iCAD, Inc., dated August 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Kevin C. Burns
Kevin C. Burns
Executive Vice President of Finance, Chief Financial Officer

Date: August 15, 2012